Exhibit 99.1

Allarity Therapeutics Announces New Licensing and Laboratory Services

Agreement to Expand DRP® Platform Utilization

TARPON SPRINGS, Fla., July 15, 2025 -- Allarity Therapeutics, Inc. (“Allarity” or the “Company”) (NASDAQ: ALLR), a Phase 2 clinical-stage pharmaceutical company dedicated to developing stenoparib—a differentiated, dual PARP and WNT pathway inhibitor, today announced the signing of a new commercial agreement with a non-disclosed EU-based biotechnology company. The agreement provides the partner with a non-exclusive global license to a range of selected proprietary Allarity DRP® algorithms in breast cancer, alongside laboratory services from Allarity’s Medical Laboratory in Denmark.

Under the agreement, Allarity will supply advanced transcriptome analysis services to support the partner’s efforts to deliver precision oncology solutions in breast cancer. The deal also secures purchase commitments for Allarity’s laboratory services over the next year. It is not expected to have a significant impact on the Company’s financial outlook.

“This new agreement is an important validation of the broad applicability of our DRP® technology,” said Thomas Jensen, CEO of Allarity Therapeutics. “Our numerous drug-specific DRPs are built on decades of research and development, and we are pleased to see this work move closer to benefiting more patients in this manner. The agreement also underscores the recognition of our laboratory’s expertise in advanced transcriptomic testing while also offsetting our internal operating costs. We look forward to supporting more partners as they develop precision oncology approaches, further expanding awareness of our DRP® platform across the industry.”

Allarity’s DRP® platform uses advanced gene expression profiling to predict individual tumor responses to specific therapies, aiming to improve patient selection and treatment outcomes. The Company holds DRPs for research use only covering more than 100 drugs, including both investigational compounds and drugs that have obtained marketing approval in various jurisdictions.

About Stenoparib

Stenoparib is an orally available, small-molecule dual-targeted inhibitor of PARP1/2 and tankyrase 1/2. At present, tankyrases are attracting significant attention as emerging therapeutic targets for cancer, principally due to their role in regulating the WNT signaling pathway. Aberrant WNT/β-catenin signaling has been implicated in the development and progression of numerous cancers. By inhibiting PARP and blocking WNT pathway activation, stenoparib’s unique therapeutic action shows potential as a promising therapeutic for many cancer types, including ovarian cancer. Allarity has secured exclusive global rights for the development and commercialization of stenoparib, which was originally developed by Eisai Co. Ltd. and was formerly known under the names E7449 and 2X-121.

Allarity Therapeutics, Inc. I 123 E Tarpon Ave I Tarpon Springs, Florida I U.S.A. I NASDAQ: ALLR I www.allarity.com

About the Drug Response Predictor – DRP® Companion Diagnostic

Allarity uses its drug-specific DRP® to select those patients who, by the gene expression signature of their cancer, may have a high likelihood of benefiting from a specific drug. By screening patients before treatment, and only treating those patients with a sufficiently high, drug-specific DRP score, the therapeutic benefit rate may be enhanced. The DRP method builds on the comparison of sensitive vs. resistant human cancer cell lines, including transcriptomic information from cell lines, combined with clinical tumor biology filters and prior clinical trial outcomes. DRP is based on messenger RNA expression profiles from patient biopsies. The DRP® platform has shown an ability to provide a statistically significant prediction of the clinical outcome from drug treatment in cancer patients across dozens of clinical studies (both retrospective and prospective). The DRP platform, which may be useful in all cancer types and is patented for dozens of anti-cancer drugs, has been extensively published in the peer-reviewed literature.

About Allarity Therapeutics

Allarity Therapeutics, Inc. (NASDAQ: ALLR) is a clinical-stage biopharmaceutical company dedicated to developing personalized cancer treatments. The Company is focused on development of stenoparib, a novel PARP/tankyrase inhibitor for advanced ovarian cancer patients, using its DRP® technology to develop a companion diagnostic that can be used to select those patients expected to derive the greatest clinical benefit from stenoparib. Allarity is headquartered in the U.S., with a research facility in Denmark, and is committed to addressing significant unmet medical needs in cancer treatment. For more information, visit www.allarity.com.

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LinkedIn: https://www.linkedin.com/company/allaritytx/

Allarity Therapeutics, Inc. I 123 E Tarpon Ave I Tarpon Springs, Florida I U.S.A. I NASDAQ: ALLR I www.allarity.com

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements provide the Company’s current expectations or forecasts of future events. The words “anticipates,” “believe,” “continue,” “could,” “estimate,” “expect,” “intends,” “may,” “might,” “plan,” “possible,” “potential,” “predicts,” “project,” “should,” “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. These forward-looking statements include, but are not limited to, statements regarding the Company’s clinical development plans for stenoparib; the expected utility and market potential of the DRP® companion diagnostic; and the Company’s broader strategy to secure partnerships and expand laboratory services. Any forward-looking statements in this press release are based on management’s current expectations of future events and are subject to multiple risks and uncertainties that could cause actual results to differ materially and adversely from those set forth in or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to, risks related to clinical trial progress and results; regulatory uncertainties; operational challenges in laboratory service delivery; and the Company’s overall financial resources. For a discussion of other risks and uncertainties, and other important factors, any of which could cause our actual results to differ from those contained in the forward-looking statements, see the section entitled “Risk Factors” in our Form 10-K annual report filed with the Securities and Exchange Commission (the “SEC”) on March 31, 2025, available at the SEC’s website at www.sec.gov, and as well as discussions of potential risks, uncertainties and other important factors in the Company’s subsequent filings with the SEC. All information in this press release is as of the date of the release, and the Company undertakes no duty to update this information unless required by law.

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Company Contact:
         investorrelations@allarity.com

Media Contact:
        Thomas Pedersen
        Carrotize PR & Communications
        +45 6062 9390
        tsp@carrotize.com

Allarity Therapeutics, Inc. I 123 E Tarpon Ave I Tarpon Springs, Florida I U.S.A. I NASDAQ: ALLR I www.allarity.com